EXHIBIT 12

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

                                                                                     Six
     ($000)                                      Year Ended                      Months Ended
                             -----------------------------------------------  ------------------
                               1993      1994      1995     1996      1997     6/30/97   6/30/98
                               ----      ----      ----     ----      ----     -------   -------

Operating Income              91,191    75,174    61,864   147,967   287,722   141,588   156,758
                             =======   =======   =======   =======   =======   =======   =======
Fixed charges:
   Interest expense           27,292    33,192    44,727    84,356   113,558    55,594    51,765
   Deferred financing fees                           168    16,640    13,466     5,149     2,927
Dividends on Preferred
Stock of Consolidated
Subsidiaries                   5,428     6,055     9,278    11,876     4,838     4,838      --
                             -------   -------   -------   -------   -------   -------   -------

Total Fixed Charges           32,720    39,247    54,173   112,872   131,862    76,581    54,692
                             =======   =======   =======   =======   =======   =======   =======

Preferred Stock Dividend
Requirements
   PRIDES                       --        --        --      16,035    32,803    16,402    16,402
   Series C Convertible
   Preferred Stock              --        --        --        --       4,552      --       7,125
   Series D Convertible
   Preferred Stock              --        --         451     1,811     1,767       892       863
                             -------   -------   -------   -------   -------   -------   -------
Total Preferred Stock
Dividend Requirements           --        --         451    17,846    39,112    17,294    24,390
                             =======   =======   =======   =======   =======   =======   =======

Total Fixed charges and
Preferred Stock Dividend
Requirements                  32,720    39,247    54,624   130,718   170,974    93,875    79,082
                             =======   =======   =======   =======   =======   =======   =======


Ratio of Earnings to fixed
charges                         2.79      1.92      1.14      1.31      2.18      1.85      2.87
Ratio of Earnings to fixed      2.79      1.92      1.13      1.13      1.68      1.51      1.98
charges and preferred
dividend requirements

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